UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2015

AUDIOEYE, INC.

DELAWARE	333-177463	20-2939845
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

(Address of principal executive offices)

(866) 331-5324

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Officers; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

On December 17, 2015, the board of directors (the “Board”) of AudioEye, Inc. (the “Company”) approved the adoption of the Company’s 2016 Incentive Compensation Plan (the “2016 Plan”), subject to shareholder approval, and proposed to set aside and reserve 10 million shares of the Company’s Common Stock for issuance under the 2016 Plan. On December 22, 2015, the Compensation Committee of the Board of Directors further approved Performance Option Agreements pursuant to which options (“Performance Options”) to acquire shares of the Company’s Common Stock were awarded, subject to shareholder approval of the 2016 Plan, to the Executive Chairman (2,000,000 shares Target Award (as defined below), subject to increase up to 3,000,000 shares if performance milestones are exceeded as described below (a “Performance Increase”)), the Chief Executive Officer (2,000,000 shares Target Award, subject to increase up to 3,000,000 shares Performance Increase), and the President/Chief Technology Officer (1,500,000 shares Target Award, subject to increase up to 2,250,000 shares Performance Increase (collectively, the “Grantees”). Under the 2016 Plan, Performance Options (“PO’s”) may be granted pursuant to which each PO represents the right to receive, upon payment of the applicable exercise price, one share of the Company’s Common Stock subject to the terms and conditions set forth in the Plan and the PO Agreements.

Description of Performance Options

The number of shares that vest under the Performance Options are determined based upon the Company’s and Grantee’s (as applicable) performance compared to Performance Goals (described below). The Compensation Committee has established a target number of shares subject to each option that will vest upon: (a) satisfaction of a share price condition (the “Share Price Condition”) described below; and (b) 100% achievement of the Performance Goals by the Company and the Grantee, as applicable (the “Target Award”). Subject to the Share Price Condition, 50% of the Target Award will be earned by the Grantee at the 85% achievement level, and Grantee can earn up to 150% of the Target Award at the 125% achievement level. Vesting shall be determined based upon performance measures at the end of each calendar year of 2016 and 2017 (each, a “Performance Period”), with 50% of each Target Award and Performance Increase subject to vesting during each Performance Period. Each Grantee shall have the opportunity to achieve full vesting of 100% of the Target Award and Performance Increase if there is a shortfall in the first Performance Period but cumulative Performance Goals are achieved for the two-year period ending on the measurement date at the end of the second Performance Period.

All determinations of whether Performance Goals have been achieved, the number of vested Performance Options earned by the Grantee, and all other matters related to this the award of Performance Options shall be made by the Compensation Committee in its sole discretion.

Performance Measures and Share Price Condition

The number of vested Performance Options shall be determined for a Performance Period by reference to the Company's actual achievement against the following performance objectives:

(a)	Targeted Cash Contract Bookings (as to 33.33%)

(b)	Targeted Net Operating Cash Flow (as to 33.33%)

(c)	Board Defined Operations Goals (as to 33.33%) for a Performance Period.

AND, vesting shall only occur if the closing share price of the Company’s Common Stock on each of the 20 trading days before and including the end of a Performance Period is not less than $0.20 per share (as adjusted for stock splits, combinations, recapitalization and the like). .

With regard to Board Defined Operations Goals, the Company’s Board of Directors or Committee shall in its sole discretion establish goals as to specific matters and amounts with respect to a Performance Period.

Option Term and Exercise Price

The Options shall have a term of five years from the date of grant and the exercise price shall be determined by using a 10-day average closing price of the Company’s Common Stock over the ten (10) trading days beginning on January 4, 2016, which the Committee has determined to be and the Board agrees is an amount that is not less than the fair market value of a share of the common stock of the Company on such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2015	AUDIOEYE, INC.

	By:	/s/ TODD BANKOFIER
Todd Bankofier, CEO